Exhibit 99.1

Hawthorn Bancshares Completes Exit of TARP with Repurchase of Warrant

JEFFERSON CITY, MO. — June 13, 2013 — The Board of Directors of Hawthorn Bancshares, Inc. (NASDAQ: HWBK) announced today the repurchase of the warrant issued to the United States Department of the Treasury in 2008 as part of the Treasury’s Troubled Asset Relief Program’s (TARP) Capital Purchase Program. The repurchase price was $540,000 and the warrant provided the Treasury with the right to purchase 287,134 shares of the Company’s common stock at a price of $15.81 per share. As a result of the repurchase, Hawthorn Bancshares, Inc. has completely exited the TARP program and the Treasury has no remaining investment in the Company.

In commenting on the repurchase, Chairman, CEO & President David T. Turner said, “We are pleased to have the transaction complete. Our ability to repay the TARP preferred stock and warrant with internal sources reflects our financial strength and repurchasing the warrant eliminates potential future shareholder dilution that could have resulted from exercise of the warrant.”

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional Missouri locations in Lee’s Summit, Springfield, Branson, Independence, Liberty, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.